Exhibit 99.2

Chiquita Brands International, Inc. (the “Company,” “we,” or “CBII”) is providing updated information on the matters described below in connection with the proposed Notes offering described in the accompanying Form 8-K and press release.

The New ABL Facility

We intend to enter into the ABL Facility concurrently with the closing of the Notes offering. The ABL
Facility is expected to have a maximum borrowing capacity of $200.0 million, subject to a borrowing base calculation based on specified advance rates against the value of our domestic accounts receivable, foreign accounts receivable, certain inventory, and certain domestic machinery and equipment. The borrowing base is expected to include up to $26.8 million in borrowing capacity based on specified advance rates against the value of certain domestic machinery and equipment (the “Fixed Asset Sub-Line”), and an additional availability amount of $7.5 million (the “Additional Availability Amount”). The facility is expected to mature at the earlier of five years from the date of closing and 60 days prior to the maturity of our existing Convertible Senior Notes due 2016, unless such notes have been satisfactorily refinanced. Loans under the ABL Facility are expected to bear interest at:

•	A rate equal to LIBOR plus a margin of from 1.75% to 2.25%, determined based on levels of borrowing availability reset each fiscal quarter;

•	In the case of the Fixed Asset Sub-Line, a rate equal to LIBOR plus a margin from 2.25% to 2.75%, determined based on levels of borrowing availability reset each fiscal quarter; and

•	In the case of the Additional Availability Amount, a rate equal to LIBOR plus a margin from 2.75% to 3.25%, determined based on levels of borrowing availability reset each fiscal quarter.

Obligations under the new ABL Facility are expected to be secured by a first-priority security interest in present and future domestic receivables, inventory, equipment, and substantially all other domestic assets that are not under the first-priority security interest of the Notes, all subject to certain exceptions and permitted liens and by a second-priority interest in the existing and after acquired material domestic real estate, certain intellectual property and a pledge of 100% of the stock of substantially all of the Note issuers' and guarantors' domestic subsidiaries and up to 65% of the stock of certain foreign subsidiaries held by the Note issuers and the guarantors, and proceeds relating thereto. Under the new ABL Facility, it is expected that CBL and non-de minimis domestic subsidiaries will be borrowers. The facility is expected to be guaranteed on a full and unconditional basis by CBII and limited domestic and foreign subsidiaries of CBII. In addition, certain foreign subsidiaries of CBII may become borrowers under the new ABL Facility, and our foreign subsidiaries may guarantee those foreign borrowings.

The new ABL Facility will contain a fixed charge coverage ratio covenant which only becomes applicable when (a) an event of default under the facility occurs and is continuing or (b) the availability (as defined under such facility) is less than, the lesser of 10% of (i) the aggregate commitments thereunder and (ii) the borrowing base thereunder. The new ABL Facility is expected to also contain a covenant requiring us to maintain substantially all of our cash in accounts that are subject to the control of the collateral agent under the new ABL Facility which only becomes applicable when (a) an event of default under the facility occurs and is continuing or (b) the availability (as defined under such facility) is less than, the lesser of 12.5% of (i) the aggregate commitments thereunder and (ii) the borrowing base thereunder. The facility is expected to also contain other affirmative and negative covenants, including a required minimum fixed charge coverage ratio if excess availability is below a certain threshold defined in the new ABL facility. It is expected that there will be no credit ratings-related triggers in the facility.

Appraisal

In connection with the proposed Notes offering, Chiquita engaged Valuation Research Corporation (“VRC”) to estimate the value of the Chiquita and Fresh Express trademarks which constitute part of the first priority collateral securing the notes. On January 23, 2013, we obtained an appraisal report from VRC of an aggregate fair market value in-use of approximately $595 million for our Chiquita and Fresh Express trademarks as of September 30, 2012. A combination of the “market approach” and the “income approach” was used for the appraisal. The market approach analyzes market comparable royalty rates and/or other possibly related brands from a variety of sources. In addition, VRC employed the income approach, by considering future cash flows derived from and related to uses of the brands. This appraisal is subject to a number of uncertainties and assumptions, and we may not receive amounts equal to the appraised value in the use of the brands.

RISK FACTORS

We may not be able to achieve the cost savings that we expect from the restructuring of our operations.
In August 2012, we announced a restructuring plan to strategically transform the Company into a high-volume, low-cost operator. The cost of the restructuring activities totaled approximately $16 million for the nine-months ended September 30, 2012 and we expect to recognize approximately $4 million of additional expense in the fourth quarter of 2012. The restructuring plan is designed to reduce costs and improve our competitive position by focusing our resources on our banana and salad businesses, reducing investment in non-core products, reducing overhead and manufacturing costs and limiting consumer marketing activities. We expect this initiative to result in annual savings of at least $60 million. This includes expected cost savings of approximately $25 million from headcount reductions that we have already reflected in Pro Forma Adjusted EBITDA. We also have implemented improvements in our value chain, such as reconfiguring our ocean shipping and implementing productivity improvements on our owned farms, that we expect will generate annual savings of approximately $35 million beginning in 2013, assuming shipping rates do not rise above current levels, bunker fuel prices do not rise above current levels not otherwise adjusted by hedging, and we do not experience a weather event that impacts owned farm productivity. The realization of these savings is subject to other inherent volatility in our business such as euro-dollar exchange rates, fuel prices, shipping rates and the absence of substantially adverse weather events.
Projected costs and savings from these initiatives are subject to inherent uncertainties and a variety of risks and there can be no assurances that these cost savings will be achieved in full or at all. We cannot be certain that we will not be required to implement further restructuring activities, make additions or other changes to our workforce based on other cost reduction measures or changes in the markets and industry in which we compete. Our inability to structure our operations based on evolving market conditions could impact our business. Further, our assumptions underlying estimates of anticipated cost savings from these initiatives may be inaccurate and projected cost savings may therefore fall short of targets. In addition, future business conditions and events may impede our ability to continue to realize any benefits of our restructuring initiatives.
We may not fully realize the anticipated benefits, or may face additional challenges or costs, in connection with the relocation of our corporate headquarters from Cincinnati, OH to Charlotte, NC.
Late in 2011, we committed to relocate our corporate headquarters from Cincinnati, OH to Charlotte, NC, affecting approximately 300 positions. Concurrent with the headquarters relocation, we further consolidated approximately 100 additional positions previously spread across the U.S. to improve execution and accelerate decision-making. The relocation was substantially complete at September 30, 2012. Our corporate structure maintains little redundancy or overlap of responsibilities, and our control structure relies to some extent on manual controls, which require employees with in-depth company knowledge, in order to be effective. As new employees gain experience in their roles, we could experience inefficiencies or a lack of business continuity due to loss of historical knowledge and a lack of familiarity of new employees with business processes, operating requirements and key information technologies and related infrastructure used in our day-to-day operations and financial reporting.
We expect to incur one-time costs related to this relocation of approximately $30 million (including net capital expenditures of $5 million after allowances from the landlord). We recognized $17 million of costs and $4 million of capital expenditures in the nine months ended September 30, 2012 and $6 million of costs in the fourth quarter of 2011. We expect to recognize less than $1 million of costs and capital expenditures in 2013. We are eligible for state, local and other incentives through 2022. In addition, we expect the relocation to generate ongoing operating cost savings of more than $4 million annually beginning in 2013 from the benefits of consolidation of locations, more efficient staffing, lower rent and reduced travel costs. Challenges in implementing our relocation plan could negatively affect our business or operating results, and it is possible that we may not meet all the requirements necessary to receive, or continue to retain, the full amount of state and local incentives, or be successful in achieving the operating efficiencies and cost savings expected from these efforts in the amounts or at the times we anticipate.
The highly competitive environment in which we operate, as well as consolidation and other changes among our customers, may reduce the pricing and volume of some of our products and may limit our ability to pass on increased costs to our customers.
We primarily sell to retailers and wholesalers. Bidding for contracts or arrangements with retailers, particularly chain stores and other large customers, is highly competitive, and the prices or other terms of our contract bids may not be sufficient to retain existing business, maintain current levels of profitability or to obtain new business. Continuing industry consolidation (horizontally and vertically) and other factors have increased the buying leverage of the major grocery retailers in all of our markets, which may put further downward pressure on our pricing and volume and could adversely affect our results of operations.
In addition to direct competition with other industry participants, we are facing new competition from a few major retailers that have begun to purchase a portion of their fruit directly from independent growers or to contract directly for transportation of tropical fruit products. While these activities are currently a small part of the market, a significantly increased commitment by retailers to manage their own supply chain could change industry dynamics in ways that reduce our revenues and profitability.
Global economic uncertainties continue to affect consumers' purchasing habits and customer financial stability, which may affect sales volume and profitability on some of our products and have other impacts that we cannot fully predict.
As a result of continuing global economic uncertainties, price-conscious consumers may replace their purchases of our premium and value-added products with lower-cost alternatives, which could affect the price and volume of some of these products. For example, sales of our bananas in Europe, where they are sold as a premium brand at a premium price, may suffer if consumers shift to “value” or unbranded bananas. Similarly, the volume or profitability of our North American salads business may be adversely affected if consumers are reluctant to pay a premium for value-added salads or if they replace purchases of our branded products with private label alternatives.
In Europe, the current sovereign debt crisis affecting Greece, Ireland, Italy, Portugal and Spain, and related European financial restructuring efforts, may cause the value of the European currencies, including the euro, to further deteriorate, which in turn could adversely impact our euro-denominated sales and working capital. In addition, the European crisis may contribute to instability in global credit markets, and further economic deterioration in Europe could adversely impact demand for our products and product pricing.
In addition, the full effect and duration of the current global economic downturn on customers, vendors and other business partners cannot be determined. For example, major customers or vendors may have financial challenges unrelated to Chiquita that could result in a decrease in their business with us, breaches of obligations to us or, in certain cases, cause them to file for bankruptcy protection. Although we exercise prudent oversight of the credit ratings and financial strength of our major business partners and seek to diversify our risk from any single business partner, we cannot be sure that there will not be one or more commercial or financial partners that are unable to meet their contractual commitments to us.
Many of our products are subject to significant price fluctuations, and the planting, harvesting and shipping cycle of certain of our produce products may limit our ability to respond effectively to these fluctuations and other changes in the market.
In markets where we do not have fixed price contracts, the selling price received for each type of produce depends on several factors, including the availability and quality of the produce item in the market and the availability and quality of competing types of produce. For example, in European and the Mediterranean markets, bananas and other produce are sold primarily on the basis of weekly price quotes, even for customers with whom we have annual supply agreements. These prices may fluctuate significantly due to supply conditions, seasonal trends, transportation costs, currency exchange rates, competitive dynamics and other factors. Even in markets where we do have fixed price contracts, these factors may cause decreased demand for, or increased price pressure on, our products at certain times.
For many produce products, we make decisions about the specific source and quantities to grow or purchase at the beginning of the applicable growing season, which is typically many months before the product will be sold. Likewise, due to the time required for transportation, which can be three weeks for certain parts of Europe, we allocate harvested fruit among our markets well before the fruit is sold. Accordingly, although we make these supply decisions and allocate produce to each market based on our expectations of market conditions, these conditions may change before the produce is sold. Moreover, because of both the long lead times necessary to bring produce products to market and the perishable nature of these products, we generally cannot time our purchase and sale of products to take advantage of market changes or to avoid selling at unfavorable prices. If we are forced to sell produce at lower prices than we expected when we made our acquisition or allocation decisions, we may not be able to achieve our expected profit, or in extreme cases, recover our costs. Although our arrangements with independent banana growers allow us to avoid incurring transportation costs to bring surplus fruit to market by paying a liquidation price, rather than buying our contracted volume of fruit, we are typically unable to recover the other costs we incur in connection with such unsold surplus fruit.
Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.
Bananas, lettuce and other produce can be affected by adverse weather conditions, including drought, temperature extremes, hurricanes, windstorms and floods. Floods in particular may affect bananas, which are typically grown in tropical lowland areas. Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of agricultural production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions caused by these factors can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost. These factors may result in lower sales volume and, in the case of farms we own or manage, increased costs due to expenditures for additional agricultural techniques or agrichemicals, the repair of infrastructure and the replanting of damaged or destroyed crops. Incremental costs, including transportation, may also be incurred if we need to find alternate short-term supplies of bananas, lettuce or other produce from other growers. Such costs may reduce our ability to profitably meet our supply obligations to our customers, particularly in North America, where our typical fixed-price per box contract structures can make it difficult to recover these higher costs. For example, as a result of flooding which affected some of our owned farms in 2008 and 2009, we incurred approximately $33 million of higher costs, including logistics costs, related to rehabilitating the farms and procuring replacement fruit from other sources (to the extent it was available).
From time to time, we have experienced shipping interruptions, port damage and changes in shipping routes as a result of weather-related disruptions. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption, an extended interruption in our ability to ship and distribute our products could have a material adverse effect on us.

We expect increases in commodity and raw product costs, including purchased fruit, fertilizer, paper, shipping costs and fuel; and to the extent that we cannot pass these through to our customers, they could adversely affect our operating results.
Our fuel-related costs have increased substantially in recent years, and we generally expect these costs to increase in the future. Bunker fuel, in particular, is an important variable component of our transportation costs. While we use fuel surcharges and forward contracts to offset and mitigate the effects of increases in the price of bunker fuel, there is lag time between price increases and increases in the surcharge index; in addition, these strategies will not eliminate all the adverse effects of price increases on our business, particularly over the long term. In addition, diesel fuel and other transportation costs are significant components of the cost of produce that we purchase from growers and distributors. If the price of any of these items increases significantly, we may not be able to pass on those increases to our customers. We also generally expect the prices we pay to purchase produce to increase over time. During 2012, we purchased approximately two-thirds of our bananas and all of our lettuce and other produce from independent growers. Increased costs for purchased fruit have negatively affected our operating results in the past, and they may adversely affect our operating results in the future. Many external factors may affect the cost and supply of fresh produce, including: wage and other input cost inflation (e.g. paper, packaging, fertilizers); market fluctuations; currency fluctuations; changes in governmental regulations, including exit prices for bananas (which are set by the government in several banana exporting countries, including Ecuador); agricultural programs; severe and prolonged weather conditions; disease; natural disasters; labor relations (including increased payments to growers in lieu of increases to government exit prices specifically in Costa Rica); and other factors. Many other commodity food products are experiencing major price increases, which may affect pricing dynamics in the industry in ways that affect us adversely. If the price of the fresh produce that we purchase increases significantly, we may not be able to effectively pass these costs along to our customers and consumers.
Our ocean shipping needs are provided under a combination of long-term charters with negotiated fixed rates and market rates for ships under short-term charters and transportation contracts. Although short-term ship charter rates and container shipping rates have been recently decreasing, as the global economy recovers, rates may increase in the future because of declining global refrigerated cargo and container capacity or other market conditions. Furthermore, since our new shipping configuration will rely more on short-term charters, we may be more susceptible to these increases in the future than we have in the past.
Our operations and products are regulated in the areas offood safety and protection of human health and the environment.
Our worldwide operations and products are subject to inspections by environmental, food safety, health and customs authorities and to numerous governmental regulations, including those relating to the use and disposal of agrichemicals, the documentation of food shipments, the traceability of food products and labeling of our products for consumers, all of which involve compliance costs. Changes in regulations or laws in the past have required, and in the future may require, operational modifications or capital improvements at various locations. For example, the United States has recently enacted a new food safety law, the Food Safety Modernization Act (the “Act”). Although we believe that our food safety standards exceed those prescribed by the Act, implementing regulations have not yet been issued and may require us to make changes to our processes and procedures that could require us to incur unanticipated costs. If violations occur, regulators can impose fines, penalties and other sanctions. In some circumstances, we may decide or be required to recall a product if we or regulators believe it poses a potential risk. For example, we had five separate occasions in 2012 where we voluntarily recalled certain lettuce products, as a precaution, although none of the recalls arose from or resulted in any food-borne disease outbreaks. Although we maintain insurance to cover certain recall losses, this insurance does not cover all events and, even when an event is covered, our retention or deductible may be significant. The costs of these modifications and improvements and of any fines, penalties and recalls could be substantial. Although we maintain and continue to invest in high food safety standards, no precaution can completely eliminate food safety risks from fresh produce.
We can be adversely affected by actions of regulators or if other events cause consumers to lose confidence in the safety and quality of certain food products or ingredients, even if our products are not implicated. As a result, we may also elect or be required to incur additional costs aimed at increasing consumer confidence in the safety of our products.
We are subject to the risk of product liability claims.
The sale of food products for human consumption involves the risk of injury to consumers. While we believe we have implemented practices and procedures in our operations to promote high-quality and safe food products, we cannot be sure that consumption of our products will not cause a health-related illness or injury in the future or that we will not be subject to claims or lawsuits relating to such matters. Even as we improve our food safety practices, we cannot be sure that we will not have claims or events that will affect our reputation, and no precaution can completely eliminate food safety risks from food and beverage products.
Although we maintain product liability insurance in an amount which we believe to be adequate, claims or liabilities of this nature might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others or they might exceed the amount of our insurance coverage. In addition, large retail customers often require us to indemnify them for claims made by consumers who have purchased our products, regardless of whether the claim arises from our handling of the product.
Claims or other events or rumors relating to the “Chiquita,” “Fresh Express,” private label or competitor brands could significantly affect our business.
The success of our business strategy depends on our continued ability to use our trademarks and related brands in order to increase awareness and further develop our products. Consumers and institutions associate the “Chiquita” and “Fresh Express” trademarks and related brands with high-quality and safe food products, as well as responsible business practices, which are an integral part of our business. If our efforts to protect our trademarks and related brands are not adequate, or if any third party infringes on or violates our intellectual property, either in print, on the Internet or through other media, the value of our trademarks, brands and other intellectual property may be harmed, which could have a material adverse effect on our products and our business. We have licensed the Chiquita brand to several third parties over whom we have limited control, and acts or omissions by these third parties can reflect on our products and our business. While we try to ensure that the quality of our brands is maintained by all of our licensees, we cannot be certain that these licensees will not take actions that adversely affect the value of our intellectual property or reputation. Furthermore, any events, rumors or negative publicity regarding the quality and safety of our food products or our business practices, even if baseless or as the result of actions of others in our industry, may adversely affect the value of our brand names and the demand for our products.
Labor issues can increase our costs or disrupt our operations; pressure to increase union representation could adversely affect our operations; and changes in immigration laws could impact the availability ofproduce purchased from third-party suppliers.
Most of our employees working in Central America are covered by labor contracts. Contracts covering approximately 12,000 employees in Latin America will expire during 2013 and/or are currently under negotiation. Under applicable laws, employees are required to continue working under the terms of the expired contract. Approximately one-half of our Fresh Express employees, all of whom work in the United States, are covered by labor contracts. We cannot be sure that we will be able to successfully renegotiate our labor contracts on commercially reasonable terms as they expire or that we will be able to pass on any increased labor costs to our customers.
We are exposed to the risks of strikes or other labor-related actions in both our owned farms and those of independent growers or service providers supplying us. Labor stoppages and strikes may result in increased costs and, in the case of agricultural production, decreased crop quality. When prolonged strikes or other labor actions occur in agricultural production, growing crops may be significantly damaged or rendered un-harvestable as a result of the disruption of irrigation, disease and pest control and other agricultural practices. In addition, our non-union workforce, particularly in our salads and healthy snacks business in the U.S., has been subject to union organization efforts from time to time, and we could be subject to future unionization efforts. While we respect freedom of association, increased unionization of our workforce could lead to increases in our operating costs and/or constraints on our operating flexibility.

We purchase lettuce and other salad ingredients from many third parties that grow these products in the United States. The personnel engaged for harvesting operations typically include significant numbers of immigrants who are authorized to work in the U.S. The availability and number of these workers is subject to decrease if there are changes in U.S. immigration laws. A scarcity of available personnel to harvest agricultural products in the U.S. could increase our costs for those products or could lead to product shortages.
Our international operations subject us to numerous risks.
We have international operations in countries throughout the world, including in Central America, Europe, the Middle East and China. These activities are subject to risks inherent in operating in those countries, including government regulation, political and economic stability, currency restrictions, fluctuations and other restraints, import and export restrictions, burdensome taxes, risks of expropriation, threats to employees, political instability, terrorist activities, including extortion, and risks of U.S. and foreign governmental regulation and action in relation to these operations. Under certain circumstances, we (i) might need to curtail, cease or alter our activities in a particular region or country, (ii) might not be able to establish or expand operations in certain countries, and (iii) might be subject to fines or other penalties. For example, in 2012, increasing international sanctions against Iran made it difficult for importers to obtain U.S. dollars, euros or other suitable currencies in sufficient quantity on a regular basis. Over the course of 2012, our receivable balance with these customers has increased, and we established payment plans with each of these customers to reduce their balances. One significant customer has not met the terms of its payment plan, and as a result, we reserved $7 million of these receivables in the third quarter of 2012 representing balances in excess of related collateral. If we are able to collect any portion of this receivable, the reserve may be reversed as appropriate. There can be no assurance that we would not be required to establish additional reserves on other customer receivables in the Middle East. Also, in 2010, Iran suspended the issuance of import licenses for bananas; although the importers in Iran to whom we sell had sufficient licenses that our imports into Iran were not affected, this type of import and export control could significantly affect our ability to market bananas in, or export bananas from, certain countries. Our ability to sell our products to certain customers, countries or regions may be affected by U.S. or other applicable laws.
For example, various trade sanctions against Iran and Syria require U.S. government authorization for sales there; notwithstanding the broad trade sanctions against these countries, under current U.S. law and licenses issued thereunder, we are authorized to sell food products to specific customers in these countries. We source bananas from the Philippines for sale in the Middle East under a long-term purchase contract with a former joint venture partner through 2016 with committed volumes. We continue to develop other markets for these bananas, such as Iraq, to diversify our risk in the region, but we cannot give assurances of our ability to do so.
Free trade area agreements (“FTAs”) between the EU and certain Latin American countries were initiated in March 2011, one of which requires that, among other things, the banana volumes assigned to relevant countries be administered through export licenses. The approval procedures and banana implementing arrangements for these FTAs remained unsettled, and it is unclear when these FTAs will be implemented and what, if any, effect they will have on our operations.
We may be subject to substantial damage claims or fines arising from current legal proceedings related to our international operations.
We are currently involved in legal proceedings and investigations involving, among other things, (i) litigation and investigations relating to payments made by our former banana-producing subsidiary in Colombia to a paramilitary group in that country which had been designated under U.S. law as a foreign terrorist organization, activities for which we have already paid penalties to the U.S. Department of Justice, and (ii) customs proceedings in Italy. Based on Italian procedural requirements in some of the Italian customs proceedings, we are currently required to make payments on an installment basis as a result of unfavorable rulings that are being appealed. Although these funds will be returned to us with interest if we ultimately prevail on appeal, the level of installment payments could increase significantly if similar unfavorable rulings are received in other cases, and the requirement to pay is not stayed or suspended. Regardless of the outcomes of these matters, we will incur legal and other fees to defend ourselves in all of these proceedings, which in aggregate may have a significant effect on our consolidated financial statements. See “Business-Legal Proceedings.”
Fluctuations in currency exchange rates may adversely impact our financial results.
Our international operations involve a variety of currencies, with our most significant exposure being to the euro. Both sales and local selling and transportation costs in our core European markets are in euros and other major European currencies. We also have significant operations in Latin America that result in costs in those local currencies; however, our banana and other produce purchase contracts are typically in U.S. dollars. Because produce purchase contracts are typically denominated in U.S. dollars, and produce in Europe and the Middle East typically is sold on the basis of weekly price quotes, local selling prices fluctuate partially as a result of currency exchange fluctuations. We cannot be sure that we can increase our local pricing to offset any unfavorable currency exchange fluctuations, such as the euro weakening against the U.S. dollar.
We reduce currency exchange risk from sales originating in currencies other than the U.S. dollar by exchanging local currencies for dollars promptly upon receipt. We may further reduce our currency exposure for these sales by purchasing hedging instruments to hedge the dollar value of our estimated euro sales up to 18 months into the future if we believe the cost-benefit is favorable. However, hedging activities cannot eliminate any long-term risk of currency exposure, and while we enter into hedging transactions only with highly-rated financial institutions, we cannot be sure that these institutions will be able to honor their contractual commitments if there were a major disruption in the financial markets.
We have a significant amount of goodwill and other intangible assets on our balance sheet; a substantial impairment of our goodwill or other intangible assets may adversely affect our financial statements.
At September 30, 2012, we had approximately $723 million of intangible assets, including goodwill of $175 million and trademarks of $61 million related to our salad operations, Fresh Express, and $388 million related to the Chiquita trademark. The value of these intangible assets depend on a variety of factors, including the success of our business, earnings growth and market conditions. Accounting standards require us to review goodwill and trademarks at least annually for impairment, and more frequently if impairment indicators are present. Based on less than expected success in entering the private label salad category and a higher discount rate in the 2012 assessment to reflect the difficulty of achieving our anticipated growth, we estimated a fourth quarter 2012 non-cash impairment charge to goodwill in the range of $150 - $175 million and a non-cash impairment charge to the Fresh Express trademark in the range of $20 - $30 million. These goodwill and trademark impairment charges remain subject to finalization and assessment of the income tax effects, if any. We also have $99 million of other intangibles that are subject to impairment testing if circumstances indicate impairment. We cannot be sure that future reviews of our goodwill, trademarks and other intangible assets will not result in additional impairment charges. Although it does not affect cash flow or our compliance under our current credit facility, the notes hereunder or the proposed ABL Facility, an impairment charge decreases our net income and shareholders' equity.
Our level of indebtedness and the financial covenants in our debt agreements could adversely affect our ability to execute our growth strategy or to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs.
At September 30, 2012, we had $637 million principal amount of debt outstanding. Most of our indebtedness is issued under debt agreements that (1) require continuing compliance with financial maintenance and other covenants and (2) limit our ability to borrow additional funds due to limits under our financial covenants. In June 2012, we amended the Chiquita Brands L.L.C. term loan and revolver credit agreement (the “Credit Facility”) to temporarily provide additional flexibility in the financial covenants to execute our strategy and absorb the volatility inherent in our business. Certain of our lease arrangements also contain financial maintenance covenants. Although the Credit Facility will be paid in full with a portion of the proceeds of this offering and the new ABL Facility, the new ABL Facility entered into concurrently will contain financial covenants and other restrictions on borrowing. Our ability to comply with provisions under any of our debt agreements will be affected by our operating results and cash flow, which may be affected by events beyond our control.

If there were an event of default under one of our debt instruments and we were unable to obtain a waiver or amendment, or if we had a change of control followed by a ratings decline, the holders of the affected debt, as well as other holders of debt and leases with cross-default provisions, could cause all amounts outstanding with respect to that debt, to be due and payable immediately. Our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that we would be able to repay, refinance or restructure the payments on those debt securities, affected leases and other contracts.
Although the amounts are volatile, our operations had generated positive cash flow in recent years. If our operating results and cash flow continue to decline for any reason, including those beyond our control, it might: (1) cause a default under our debt agreements; (2) increase our vulnerability to adverse economic or industry conditions; (3) limit our flexibility in planning for, or reacting to, changes in our business or industry; (4) further limit our ability to make strategic acquisitions and investments or to introduce related core products; (5) further limit our ability to make capital expenditures; and (6) place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.